Exhibit 1.03

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Games Begins Closed Beta Testing of RU Online

BEIJING, ATLANTA – July 15, 2010 -— CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today it began the closed beta testing of its latest new free-to-play local game, Richman Universe (RU) Online.

RU Online is CDC Games’ second local game that follows East Fantasy which was launched last quarter. Developed by Beijing, China-based Softstar Technology Co. Ltd., RU Online is a turn-based strategy, real-time 2D graphics massive multiplayer online role playing game (MMORPG) based on the popular Monopoly and battle chess games.

RU Online mixes elements of video games and traditional board games in a simple to learn and fun to play style. RU Online includes a board, a choice of characters to play, a turn by turn play style, multi-group battles, a creative combat mode, and vivid plots, among many other features. In the game, the player creates obstacles for the opponent and gains points and more throughout the game. The game features dozens of cards, fast paced rounds and multiple maps and game modes.

“We are excited to start closed beta testing of RU Online, which marks the second new local game planned this year,” said Simon Wong, CEO of CDC Games. “RU Online is unique since it combines board game style game play with role playing game (RPG) elements. Even children can learn how to use logic and strategy with this game. That is why we believe RU Online will appeal to all kinds of gamers from long-time players to casual gamers. Our diverse pipeline of planned upcoming games remains strong and includes The Lord of the Rings™ which is planned for launch later in the year.”

About CDC Games
CDC Games is a leading online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about RU Online’s features and the potential market appeal and acceptance of RU Online, our beliefs regarding the appeal, preferences and player acceptance of RU Online, our beliefs and plans regarding the launch of RU Online and any other games, our beliefs regarding CDC Games’ pipeline of planned upcoming games, our beliefs regarding the status of testing of Lord of the Rings Online and plans for its launch, including the potential timing thereof, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to develop and market successfully RU Online and other games and expansions; (c) the future growth of the online games industry in China; (d) the possibility of development delays; (e) the development of competing products and technology; and (f) and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.  Historical results are not indicative of future performance.